Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

OS THERAPIES INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share(2)	457(o)	2,300,000 shares	$5.00	$11,500,000	$0.0001476	$1,697.40
Fees to be Paid	Equity	Representative’s Warrants(3)	457(g)	—	—	—	—	—
Fees to be Paid	Equity	Shares of Common Stock, issuable upon exercise of the Representative’s Warrants(4)	457(g)	161,000 shares	$5.50	$885,500	$0.0001476	$130.70
Fees to be Paid	Equity	Common stock, par value $0.001 per share, pursuant to the Resale Prospectus(5)	457(o)	1,146,791 shares	$5.00	$5,733,955	$0.0001476	$846.33
		Total Offering Amounts				$18,119,455		$2,674.43
		Fees Previously Paid						$2,058.94
		Total Fee Offsets						—
		Net Fee Due(6)						$53.17

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) or Rule 457(o), as applicable, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes additional shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act.

(3)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of our common stock (the “Representative’s Warrants”) in the aggregate equal to seven percent (7%) of the shares of our common stock to be issued and sold in this offering (including shares issuable upon exercise of the over-allotment option described herein). The Representative’s Warrants are exercisable for a price per share equal to 110% of the public offering price.

(5)	Pursuant to a resale offering at an assumed offering price of $5.00 per share.

(6)	This Amendment No. 5 (i) increases the exercise price of the Representative’s Warrants from 100% of the public offering price to 110% of the public offering price and (ii) registers an additional 55,950 shares of common stock for the resale offering. Accordingly, the Net Fee Due is equal to the sum of (a) the product obtained by multiplying (x) $279,750, which is the Maximum Aggregate Offering Price of the 55,950 shares of common stock, by (y) $0.0001476, and (b) the product obtained by multiplying (x) $80,500, which is the Maximum Aggregate Offering Price of the 161,500 shares of common stock underlying the Representative’s Warrants with a 10% increase in exercise price, by (y) $0.0001476.